UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2007

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation)		Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
          On February 13, 2007, BearingPoint, Inc. (the "Company") issued a press release announcing, among other things, preliminary, unaudited results for its fiscal year ended December 31, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (e) Compensatory Arrangements of Certain Officers
          On February 12, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved grants of restricted stock units (“RSUs”) under the Company’s 2000 Long-Term Incentive Plan to Harry L. You, the Company’s Chief Executive Officer, and Roderick C. McGeary, the Chairman of the Board of Directors and an employee of the Company. These grants were made as part of each executive officer’s bonus compensation for 2006 performance.
          Mr. You received a grant of 72,992 RSUs and Mr. McGeary received a grant of 29,197 RSUs. The awards are subject to the executive officer’s continued employment by the Company, and 25% of the awards will vest and settle on February 12 in each of 2008, 2009, 2010 and 2011. All unvested RSUs will immediately vest upon a “change of control” of the Company. If the executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason,” the portion of his RSUs scheduled to vest on the next anniversary of his hire date following the termination date will vest as of the termination date. The form of agreement governing these RSUs is the same as that currently used by the Company in connection with RSU grants made to newly promoted managing directors. A copy is filed as Exhibit 99.2 to this report.
Item 9.01 Exhibits.

(d)	Exhibit 99.1	Press Release of BearingPoint, Inc., dated February 13, 2007
	Exhibit 99.2	Form of Restricted Stock Unit Agreement

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2007	BearingPoint, Inc.
	By:	/s/ Judy Ethell
		Name:	Judy Ethell
		Title:	Chief Financial Officer